Exhibit 99.1

        Adept Technology, Inc. Reports Second Quarter Results
                  and Announces Reverse Stock Split;
      Results Reflect Four Consecutive Quarters of Profitability

    LIVERMORE, Calif.--(BUSINESS WIRE)--Feb. 1, 2005--Adept Technology, Inc. (OTCBB:ADTK) today announced results of its operations for the second quarter fiscal 2005 which ended January 1, 2005. Additionally, the Board of Directors approved a one-for-five reverse stock split to be effective on February 25, 2005. Adept shareholders had authorized the reverse stock split at the Annual Shareholders meeting held on November 4, 2004.
    Adept reported second quarter net revenues from continuing operations were $11.8 million, an increase of $1.1 million or 10.8% over the comparable period in fiscal 2004. Gross margin for the second quarter was $5.3 million, an increase of $1.2 million or 28% from the same period of the prior year. During the quarter ended January 1, 2005, the company reported pre-tax income from continuing operations of $66,000 compared with a pre-tax loss from continuing operations of $1.3 million for the same quarter a year ago. In total, Adept reported net income of $60,000 for the three months ended January 1, 2005, versus a net loss of $1.6 million, or $0.07 per share, for the same period a year ago. The results compared with the same quarter in fiscal 2004 are highlighted in the table below:



                                                Income (loss)
                          Revenue from               from        Net
       Time Period        Continuing     Gross     Continuing   Income
                          Operations     Margin   Operations    (Loss)
                                                 Before Income
                                                     Taxes
----------------------------------------------------------------------
Current quarter: Q2-05         $11,785   $5,327       $66       $60
----------------------------------------------------------------------
Prior year's quarter: Q2-04     $10,638  $4,156    $(1,337) $(1,577)
----------------------------------------------------------------------
Change from Q2-04 to Q2-05        10.8%    28.2%        NM      NM
----------------------------------------------------------------------


    Net revenues from continuing operations for the six months ended January 1, 2005 were $23.1 million, an increase of $1.8 million or 8.4% over the comparable period in fiscal 2004. Gross margin for the first half of fiscal 2005 was $10.8 million, an increase of $2.8 million or 35% from the same period of the prior year. During the six months ended January 1, 2005, the company reported pre-tax income from continuing operations of $118,000 compared with a pre-tax loss from continuing operations of $2.7 million for the same period a year ago. In total, Adept reported net income of $101,000 for the six months ended January 1, 2005, versus a net loss of $2.8 million, or $0.15 per share, for the same period a year ago. The results compared with the first six months of fiscal 2004 are highlighted in the table below:


                                                     Income
                                                     (loss)
                                  Revenue             from      Net
          Time Period              from      Gross  Continuing Income
                                 Continuing  Margin Operations (Loss)
                                 Operations          Before
                                                     Income
                                                      Taxes
----------------------------------------------------------------------
Current quarter: First Half 05     $23,078  $10,793    $118    $101
----------------------------------------------------------------------
Prior year period First Half-04    $21,285  $7,985  $(2,731)$(2,837)
----------------------------------------------------------------------
Change from 1H-04 to 1H-05             8.4%   35.2%     NM      NM
----------------------------------------------------------------------


    "Revenues from robotics, service and software products were higher year on year, and improved over last quarter," commented Robert Bucher, CEO of Adept Technology Inc. "In addition, targeted investments continued to support new products and technologies for advanced, high speed, flexible manufacturing projects in consumer electronic and telecommunications product markets. Consequently, sales and marketing costs increased as customer activity improved and product launch plans progressed to secure this new business. In our current portfolio, Cobra SCARA robot and Smart Controller hardware and software shipments remained strong. Our performance leader, iCobra, saw increased volume, Cobra-PLC increased sales through newly announced distribution agreements, and sCobra remains the competitive SCARA robot leader in US and European precision assembly markets."
    "Standard product margins improved 28% from last year and continued to increase quarter-to-quarter due to investments in product engineering, supplier cost reductions and manufacturing efficiencies. The positive margin increase should continue with the completion of our outsourcing projects. Also, time-to-delivery continued to improve and warranty costs were at a multi-year low."
    Bucher continued, "Adept commenced shipments of systems from its Adept German factory to the European market. The quarter also saw increased service revenue from remanufactured systems destined for China installation. Europe and China remain our largest new market opportunities for existing products and Adept will increase customer awareness and service in these areas, while taking advantage of the current weakness in the US dollar. Adept also launched an important initiative, the Motion and Vision Application Software Group in Quebec City. The group announced HEXSIGHT 3.3, a Vision and Object Locator product, and previewed application advancements to positive reviews at the Medical Device & Manufacturing Show in Anaheim earlier this month."
    Bucher concluded, "The overall result for Adept has been four straight quarters of profitable pretax earnings from continuing operations while maintaining the investment in development and sales programs. Over the last six months, Adept has moved beyond recovery to a confident business operation with an expanding portfolio of products and services, notably including Cobra robots, Smart Controls and HEXSIGHT technology, that position us to improve revenue and profitability and consequently drive shareholder value."


             Details of the Second Quarter and First Half

Statement of Operations Highlights - Three and six months ended
January 1, 2005

    -- Revenue from continuing operations for the second quarter and first half of 2005 increased 10.8% and 8.4% respectively over the comparable periods in fiscal 2004. The revenue increase was the result primarily of strong sales of Adept's Cobra family of robots, which are SCARA (Selective Compliance Assembly Robot Arm) robot mechanisms designed primarily for assembly and material handling applications, and a significant software license sale in the first quarter of 2005.

    -- Gross margin from continuing operations was 45.2% in the second quarter of fiscal 2005 compared to 39.1% in the same quarter of fiscal 2004. For the first half, gross margin was 46.8% in fiscal 2005 as compared with 37.5% in fiscal 2004. The gross margin improvement resulted from improved robot component designs, increased outsourcing of robot subassemblies, reduced manufacturing overhead costs, and the above-mentioned software license sale with a low associated cost of revenue.

    -- Research & Development (R&D) expense from continuing operations in the second quarter and first half of fiscal 2005 decreased 11% and 8.5% respectively from the comparable periods in fiscal 2004. This decrease is primarily the result of reduced headcount and decreased project spending resulting from the completion of previously implemented cost-cutting measures.

    -- Selling, General & Administrative (SG&A) expense from continuing operations in the second quarter and first half of 2005 increased 1.2% and 8.6% respectively from the same periods in fiscal 2004. SG&A expenses increased in sales and marketing areas as well as staffing levels in customer service.

    -- Amortization of other intangibles from continuing operations for the second quarter and first half of fiscal 2005 was $49,000 and $98,000 respectively as compared with $107,000 and $285,000 for the same respective periods of the prior year as certain other intangibles are now fully amortized.

    -- Net interest expense was $37,000 for the second quarter of fiscal 2005 as compared with $131,000 for the second quarter of fiscal 2004. For the first half of fiscal 2005, net interest expense was $74,000 as compared with $263,000 for the first half of fiscal 2004. In fiscal 2005 the net interest expense was primarily the accrued interest on Adept's $3 million convertible note, whereas the prior year charges also included interest on borrowings under an accounts receivable purchase facility which has since been repaid.

    -- Currency exchange gain in the second quarter and first half of 2005 was $200,000 and $268,000 respectively, as compared with $271,000 and $306,000 respectively for the same periods of fiscal 2004. The currency exchange gains in all periods are primarily related to the strengthening Euro as compared with the U.S. Dollar.

    -- During the third quarter of fiscal 2004, Adept adopted a formal plan and completed the disposition of its Solutions business. Accordingly, the Solutions business was accounted for as a discontinued operation and the results of its operations have been removed from continuing operations for the second quarter of fiscal 2004. The after tax loss from discontinued operations for that quarter was $234,000.

Balance Sheet Highlights - January 1, 2005

    -- Adept's cash and short-term investment balance at January 1, 2005 was $4.7 million as compared to $5.0 million at June 30, 2004.

    -- Net accounts receivable at January 1, 2005 was $10.4 million, a decrease of $3.0 million or 22% from the balance at June 30, 2004. Trade accounts receivable days sales outstanding (DSO) at December 31 was 84 days compared to 90 days at June 30, 2004, and reflects significant collection of past due receivables.

    -- Inventories at January 1, 2005 were $7.7 million, an increase of 23.2% from $6.2 million at June 30, 2004. The inventory increase is the result of a program to improve customer order lead times by maintaining standard robot components in stock, as well as increased parts inventory to support expansion of the remanufacturing and service business.

Business Trends and Financial Outlook

    -- The company expects its cash and short-term investment balance to be between $4 and $6 million at April 2, 2005, the end of its third quarter of fiscal 2005.

    -- Increasing shipments from our new European factory, a new vision software product, and cost reductions from subassembly outsourcing and improved quality and reduced warranty expenses are anticipated to continue to improve margins as revenue improves. In addition, the company is increasing its sales and marketing resources to secure new consumer, electronic, and telecommunications opportunities. The company expects revenue from continuing operations for the third quarter of 2005 to be between $12.0 million and $13.5 million. At that revenue level, gross margin is expected to be in the mid-40% range and operating expenses (R&D and SG&A) from continuing operations are expected to be approximately $5.5 million.


    Analyst Conference Call and Simultaneous Webcast

    Robert Bucher, Chairman and Chief Executive Officer and Robert Strickland, Vice President and Chief Financial Officer will host an investor conference call today, February 1, 2005 at 5:00p.m. Eastern Time to review the company's financials and operations for the second quarter of fiscal 2005. The call will include statements regarding the company's anticipated financial performance in the third quarter of fiscal 2005. These statements will be forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarter end results announcement. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.fulldisclosure.com. A telephonic playback of the conference call will also be available for five business days from Tuesday, February 1, 2005 to Tuesday, February 8, 2005. Listeners should call 719-457-0820 or 888-203-1112 and use CODE No. "4322112."

    About Adept Technology, Inc.

    Adept Technology designs, manufactures and markets factory automation components for the telecommunications, consumer electronics, semiconductor, automotive, lab automation and pharmaceutical industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, OEM motion controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, and application software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com

    Forward-Looking Statement

    This press release contains certain forward-looking statements including statements regarding cash balances, expenses including restructuring charges, margins, revenue and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers' ability to pay invoices in a timely manner; the risk that some of its customers may become insolvent; future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the financial and operating risks and regulatory requirements associated with the company's international operations; the company's limited cash resources, continuing operating losses and negative cash flow which could impair the company's operations and revenue generating activities; the risk associated with the effectiveness of the company's restructuring activities; risks associated with our management reorganization; the cyclicality of capital spending of the company's customers, including in the semiconductor industry and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company's products; the risks associated with acquisitions, including integration risks associated with our previous acquisitions; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; decreased acceptance of the company's new or current products in the marketplace; the company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; or risks associated with variations in our gross margins based on factors which are not always in our control.

    For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2004 and quarterly report on Form 10-Q for the quarter ended October 2, 2004, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.




                        ADEPT TECHNOLOGY, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
                 (in thousands, except per share data)

                               Three months ended   Six months ended
                               ------------------- -------------------
                               January    December January    December
                                  1,         27,      1,         27,
                                 2005       2003     2005       2003
                               --------   -------- --------   --------
                                  (unaudited)         (unaudited)

Net revenues                   $11,785    $10,638  $23,078    $21,285
Cost of revenues                 6,458      6,482   12,285     13,300
                               --------   -------- --------   --------
Gross margin                     5,327      4,156   10,793      7,985
Operating expenses:
   Research, development and
    engineering                  1,560      1,753    3,221      3,519
   Selling, general and
    administrative               3,815      3,770    7,553      6,955
   Amortization of other
    intangibles                     49        107       98        285
                               --------   -------- --------   --------
Total operating expenses         5,424      5,630   10,872     10,759
                               --------   -------- --------   --------
Operating income (loss)            (97)    (1,474)     (79)    (2,774)
Interest income (expense), net     (37)      (131)     (74)      (263)
Currency exchange gain (loss)      200        268      271        306
                               --------   -------- --------   --------

Income (loss) from continuing
 operations before
 income taxes                       66     (1,337)     118     (2,731)

Provision for income taxes           6          6       17         19
                               --------   -------- --------   --------
Income (loss) from continuing
 operations                         60     (1,343)     101     (2,750)
Gain from discontinued
 operations, net of tax              -       (234)       -        (87)
                               --------   -------- --------   --------
Net income (loss)                  $60    $(1,577)    $101    $(2,837)
                               ========   ======== ========   ========

Basic income (loss) per share
 from:
     continuing operations       $0.00     $(0.06)   $0.00     $(0.15)
                               ========   ======== ========   ========
     discontinued operations     $0.00     $(0.01)   $0.00     $(0.00)
                               ========   ======== ========   ========
   Basic net income  (loss) per
    share                        $0.00     $(0.07)   $0.00     $(0.15)
                               ========   ======== ========   ========

Diluted income (loss) per share
 from:
     continuing operations       $0.00     $(0.06)   $0.00     $(0.15)
                               ========   ======== ========   ========
     discontinued operations     $0.00     $(0.01)   $0.00     $(0.00)
                               ========   ======== ========   ========
   Diluted net income (loss)
    per share                    $0.00     $(0.07)   $0.00     $(0.15)
                               ========   ======== ========   ========

Basic number of shares used in
 computing per share amounts
 from:
     continuing operations      30,533     21,794   30,118     18,594
                               ========   ======== ========   ========
     discontinued operations    30,533     21,794   30,118     18,594
                               ========   ======== ========   ========

Diluted number of shares used
 in computing per share amounts
 from:
     continuing operations      31,212     21,794   30,118     18,594
                               ========   ======== ========   ========
     discontinued operations    31,212     21,794   30,118     18,594
                               ========   ======== ========   ========

Note: Amounts for prior periods have been reclassified to conform to present year's presentation


                        ADEPT TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                           January 1,      June 30,
                                              2005         2004(1)
                                          ------------- --------------
                                           (unaudited)
ASSETS

Current assets:
 Cash, cash equivalents and short term
  investments                                   $4,735         $4,957
 Accounts receivable, less allowance for
  doubtful accounts of $1,388 at
  December 31, 2004 and $1,269 at
  June 30, 2004                                 10,389         13,385
 Inventories                                     7,676          6,233
 Prepaid expenses and other current assets         855            656
                                          ------------- --------------
         Total current assets                   23,655         25,231

Property and equipment at cost                   9,818          9,372
Less accumulated depreciation and
 amortization                                    8,408          7,924
                                          ------------- --------------
Net property and equipment                       1,410          1,448

Goodwill                                         3,176          3,176
Other intangibles, net                             325            423
Other assets                                     1,299          1,293
                                          ------------- --------------
         Total assets                          $29,865        $31,571
                                          ============= ==============

LIABILITIES, REDEEMABLE CONVERTIBLE
 PREFERRED STOCK
 AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
 Accounts payable                               $4,737         $5,689
 Accrued warranty reserve                        1,909          2,111
 Other accrued liabilities                       2,359          3,720
                                          ------------- --------------
         Total current liabilities               9,005         11,521

Commitments and contingencies

Long term liabilities:
 Subordinated convertible note                   3,000          3,000
 Other long term liabilities                     1,491          1,422

Redeemable convertible preferred stock               -              -

Total shareholders' equity                      16,369         15,628
                                          ------------- --------------

         Total liabilities and
          shareholders' equity                 $29,865        $31,571
                                          ============= ==============

(1) Based on audited information included on Form 10-K for fiscal year ended June 30, 2004.


    CONTACT: Adept Technology, Inc.
             Robert Strickland, 925-245-3406
             investor.relations@adept.com